Filed Pursuant to Rule 424(b)(5)
Registration No. 333-182577

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS SUPPLEMENT	SUBJECT TO COMPLETION, DATED DECEMBER 11, 2012

(to Prospectus dated July 27, 2012)

1,475,000 Shares

Common stock

Connecticut Water Service, Inc.

Common stock

Connecticut Water Service, Inc. is offering 1,475,000 shares of its common stock. Our common stock is quoted on The Nasdaq Global Select Market under the symbol “CTWS.” The last reported sale price of our common stock on The Nasdaq Global Select Market on December 10, 2012 was $31.59 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-6.

	Per Share	Total
Initial price to public	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to Connecticut Water Service, Inc.	$	$

We have granted the underwriters a 30-day option to purchase up to an additional 221,250 shares of common stock from us at the initial public offering price less the underwriting discount if the underwriters sell more than 1,475,000 shares of common stock in this offering.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about December     , 2012.

Wells Fargo Securities

Baird	Janney Montgomery Scott

Boenning & Scattergood, Inc.	Brean Capital	Ladenburg Thalmann & Co. Inc.

Prospectus Supplement dated December     , 2012.

Prospectus Supplement

Prospectus

You may rely on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the Securities and Exchange Commission (the “SEC”). Neither we nor any of the underwriters have authorized anyone to provide information different from that contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither the delivery of this prospectus supplement and the accompanying prospectus nor sale of common stock means that information contained in prospectus supplement and the accompanying prospectus is correct after the date of this prospectus supplement. This prospectus supplement and the accompanying prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is made up of two parts. The first part is this prospectus supplement, which describes the terms of the offering of common stock and also adds to, updates and changes information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus dated July 27, 2012 included in our shelf registration statement on Form S-3 (No. 333-182577), which we are supplementing with information contained in this prospectus supplement. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus (or information incorporated by reference into this prospectus supplement or the accompanying prospectus), on the other hand, you should rely on the information in this prospectus supplement. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents we reference under “Where You Can Find More Information” below.

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SUMMARY

This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all of the information that may be important to you. This prospectus supplement and the accompanying prospectus include or incorporate by reference information about the shares we are offering as well as information regarding our business and detailed financial data. You should carefully read this prospectus supplement, the accompanying prospectus and the information incorporated by reference into this prospectus supplement and the accompanying prospectus in their entirety, including especially the “Risk Factors” section, as well as the documents to which we have referred you under “Where You Can Find More Information” below, before making an investment decision.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares of common stock.

Unless the context otherwise requires, the terms “we,” “our” and “us” refer to Connecticut Water Service, Inc. and its subsidiaries, including The Connecticut Water Company, a regulated utility in Connecticut (“CWC”), The Maine Water Company, a regulated water utility in Maine (“MWC”), Biddeford and Saco Water Company, a regulated water utility in Maine (“BSWC”), Chester Realty, Inc., a real estate company in Connecticut (“Chester Realty”), and New England Water Utility Services, Inc., which provides contract water and sewer operations and other water-related services (“NEWUS”).

Our Company

Connecticut Water Service, Inc., originally founded in 1956, is a non-operating holding company whose income is derived principally from CWC, MWC and BSWC, its three operating subsidiaries, which collectively supply water to over 121,500 customers for residential, commercial, industrial and municipal purposes throughout a total of 76 municipalities in the States of Connecticut and Maine. CWC operates through three non-contiguous regions with an estimated combined population of 350,000. MWC operates through 11 non-contiguous regions with an estimated combined population of 48,000. BSWC is based in Biddeford, Maine, and serves approximately 15,500 customers in the southern Maine communities of Biddeford, Saco, Old Orchard Beach and parts of Scarborough, Maine.

We collectively represent the largest U.S.-based investor-owned water system in New England in terms of operating revenues and utility plant investment. In 2011, approximately 90% of our net income was attributable to water activities carried out within our regulated Connecticut-based water company, CWC. In addition to our regulated Connecticut-based water company, we owned two active unregulated companies, Chester Realty and NEWUS, as of December 31, 2011. In 2011, these unregulated companies, together with real estate transactions within Connecticut Water Service, Inc., contributed the remaining 10% of our net income through real estate transactions as well as services and rentals.

On July 26, 2011, we entered into an agreement with Aqua America, Inc. (“AA”) to purchase all of the outstanding shares of Aqua Maine, Inc. (“AM”), a wholly-owned subsidiary of AA that is a public service water company regulated by the Maine Public Utilities Commission (“MPUC”), for approximately $35.8 million (subject to certain adjustments at closing), including approximately $17.7 million of long-term debt as of December 31, 2010, reflecting a total enterprise value of approximately $53.5 million. Effective January 1, 2012, we completed the acquisition of AM from AA for a total cash purchase price, adjusted at closing, of $35.8 million. Subsequent to the closing, the name of AM was changed to The Maine Water Company. The acquisition expanded our footprint into another New England state, providing some diversity with respect to weather, regulatory climate and ratemaking.

In July 2012, we announced an agreement to acquire the Biddeford and Saco Water Company in Maine. BSWC is a public service water company regulated by the MPUC that was formed by special charter granted under Maine law in 1881. On December 10, 2012, we completed the acquisition of BSWC by means of a stock-for-stock merger transaction valued at approximately $11.4 million. Holders of BSWC common stock received an aggregate of 380,254 shares of our common stock in a tax-free exchange. This acquisition further expanded our footprint in Maine and provides further diversity with respect to weather, regulatory climate and ratemaking.

CWC is subject to supervision and control by the Connecticut Public Utilities Regulatory Authority (“PURA”). MWC and BSWC are subject to supervision and control by the MPUC. Each of CWC, MWC and BSWC is also regulated by various U.S. federal and state regulatory agencies concerning water quality and environmental standards. Generally, the profitability of CWC, MWC and BSWC, and the water industry in general, is materially dependent on the adequacy of approved water rates to allow for a fair rate of return on the water utility’s investment in utility plant in service. Currently, we anticipate that CWC may file with the PURA for its next general rate case sometime in 2014. MWC expects that it will file a general rate case with the MPUC for at least three of its water systems at some point during 2013. BSWC expects that it will not file a rate case until 2014 at the earliest.

Corporate Information

We are a Connecticut corporation originally founded in 1956 with our corporate headquarters located at 93 West Main Street, Clinton, Connecticut 06413. As of December 10, 2012, we had 261 employees. Our telephone number is 860-669-8630, and our Internet address is http://www.ctwater.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus. General information about us can be found at this website. We include our website address in this prospectus supplement and the accompanying prospectus only as an inactive textual reference and do not intend it to be an active link to our website, and the contents of our website are not incorporated by reference into this prospectus supplement or the accompanying prospectus and should not be considered a part of this prospectus supplement or the accompanying prospectus.

The Offering

Issuer	Connecticut Water Service, Inc.

Common stock offered by us	1,475,000 shares of common stock.

Common stock to be outstanding immediately after this offering(1)	10,567,613 shares of common stock.

Underwriters’ option to purchase additional shares	We have granted the underwriters an option to purchase up to 221,250 additional shares of common stock to cover over-allotments, if any, within 30 days of this prospectus supplement.

Directed share program	At our request, the underwriters have reserved up to 5% of the shares of common stock being offered by this prospectus supplement for sale at the public offering price to our directors, officers and other employees through a directed share program. For further information regarding our directed share program, please see “Underwriting” below.

Net proceeds	The net proceeds of this offering are expected to be approximately $44.3 million based on an assumed public offering price of $31.59 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Use of proceeds	We intend to use the net proceeds from this offering to repay approximately $36 million of our short-term indebtedness (including approximately $18 million of borrowings under our term loans with CoBank, ACB incurred in January 2012 in connection with our acquisition of MWC and approximately $18 million of our line of credit with RBS Citizens Bank, N.A. that is available to all of our subsidiaries) and to fund capital expenditures and for other general corporate purposes. See “Use of Proceeds.”

Trading symbol	Our common stock is listed on The Nasdaq Global Select Market under the symbol “CTWS.”

Annualized dividend rate	$0.97 per share, payable quarterly. See “Common Stock Price Range and Dividend Policy” below for information about historical dividends paid per common share and our dividend policy.

Transfer agent and registrar	Registrar and Transfer Company.

Risk factors	Investing in our common stock involves risks. See “Risk Factors” beginning on page S-6 below, in Item 1A, at page 7, of our Annual Report on Form 10-K for the year ended December 31, 2011 and in Item 1A, at page 28, of our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2012, as well as the information under “Forward-Looking Statements” below, for a discussion of factors that you should carefully consider before you decide to invest in shares of our common stock.

(1)	The shares of common stock to be outstanding after this offering are based on 9,092,613 shares outstanding as of December 10, 2012, which includes the 380,254 shares being issued in our acquisition of BSWC but excludes as of that date (a) 139,099 Performance Shares previously awarded under our Performance Stock Program and (b) an aggregate of 7,744 shares issuable upon the exercise of outstanding options under our Performance Stock Program, at a weighted average exercise price of $29.05 per share, of which 7,744 shares were fully vested and exercisable. For a complete description of our common stock, please refer to “Description of Our Capital Stock” in the accompanying prospectus.

Selected Historical Consolidated Financial Data

In the table below, we provide you with certain selected historical consolidated financial data. We have derived the consolidated statement of operations data from each of the years in the three-year period ended December 31, 2011 and the consolidated balance sheet data as of December 31, 2011, 2010 and 2009 from our audited annual consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 incorporated by reference in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2010. We have derived the consolidated statement of operations data for the nine months ended September 30, 2012 and the consolidated balance sheet data as of September 30, 2012 from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2012 incorporated by reference in this prospectus supplement. We have derived the consolidated statement of operations data for the nine months ended September 30, 2011 and the consolidated balance sheet data as of September 30, 2011 from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2011. You should read this summary information with the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, related notes to those financial statements and other financial or statistical information included in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012, June 30, 2012 and September 30, 2012, each filed with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” below. Historical operating results are not necessarily indicative of results for any other period, and operating results for the nine months ended September 30, 2012 are not necessarily indicative of operating results that may be expected for the full year.

(In thousands, except per share amounts)	Year Ended December 31,			Nine Months Ended September 30,
	2009	2010	2011	2011	2012
				(Unaudited)
Consolidated Statement of Operations Data:
Operating revenues	$59,391	$66,408	$69,402	$53,976	$64,349
Operating expenses	47,003	52,573	53,842	41,417	48,069
Net income applicable to common stock	10,171	9,760	11,262	9,443	12,018
Earnings per common share:
Basic	1.20	1.14	1.31	1.10	1.39
Diluted	1.19	1.13	1.29	1.08	1.36
Cash dividends per share of common stock	$0.90	$0.92	$0.94	$0.7025	$0.7175
Weighted average common shares outstanding:
Basic	8,448	8,532	8,610	8,601	8,669
Diluted	8,523	8,633	8,720	8,711	8,805

(In thousands, except per share amounts)	As of December 31,			As of September 30,
	2009	2010	2011	2011	2012
				(Unaudited)
Consolidated Balance Sheet Data:
Net utility plant	$325,202	$344,219	$360,027	$354,555	$422,582
Total assets	415,276	424,199	464,831	435,593	561,477
Long-term debt	111,955	111,675	135,256	111,305	187,334
Common stockholders’ equity	108,569	113,191	118,189	117,986	126,575
Book value per common share	12.66	13.05	13.50	13.50	14.30

RISK FACTORS

Investing in our common stock involves risks. Before making an investment decision, you should carefully consider the risk factors incorporated by reference into this prospectus supplement and the accompanying prospectus under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011 and in Item 1A of our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2012. See “Where You Can Find More Information” below. You should also refer to the other information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus and the information under “Forward-Looking Statements” below. Additional risks and uncertainties not presently known to us at this time or that we deem immaterial may also materially and adversely affect our business and operations. In that case, the trading price of our common stock could decline and you might lose all or part of your investment.

FORWARD-LOOKING STATEMENTS

Statements in this prospectus supplement, the accompanying prospectus and documents incorporated by reference in this prospectus supplement and the accompanying prospectus that express our “belief,” “anticipation” or “expectation,” as well as other statements that are not historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 and are based on current expectations. Statements regarding:

•	our goals, priorities, growth and expansion plans and expectation for our water subsidiaries and non-regulated subsidiaries;

•	customer base growth opportunities in Connecticut and Maine;

•	our belief regarding our capacity to provide water services for the foreseeable future to our customers;

•	our belief relating to our compliance and the cost to achieve compliance with relevant governmental regulations;

•	our expectation of the timing of decisions by regulatory authorities;

•	our expectation of the timing of the closing for pending acquisitions;

•	the impact of weather on our operations;

•	the execution of our strategic initiatives;

•	our expectation of the timing for construction on new projects;

•	our belief regarding our reliance on outside engineering firms;

•	our expectation relating to the adoption of recent accounting pronouncements;

•	contract operations opportunities;

•	legal proceedings;

•	deferred tax assets;

•	adequacy of our available sources of financing;

•	the expected recovery of expenses related to our long-term debt;

•	our expectation to be in compliance with financial covenants in our debt instruments;

•	our ability to refinance our debt as it comes due;

•	the timing and terms of renewals of our lines of credit;

•	plans to increase our unregulated operations;

•	expected future contributions to our postretirement benefit plan; and

•	our liquidity needs

are forward-looking statements and involve risks and uncertainties that could cause actual results to differ materially from those projected.

Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “projects”, “forecasts”, “may”, “should”, “predicts”, “hopes”, “could” and “assumes”, variations of those words and similar expressions are intended to identify forward-looking statements. Certain factors, such as changes in weather, changes in our contractual obligations, changes in government policies, the timing and results of our rate requests, changes in economic and market conditions generally, and other factors discussed under “Risk Factors” of this prospectus supplement, as well as other factors set forth from time to time in our filings with the SEC, could cause results to differ materially from those in the forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. You should read this prospectus supplement, the accompanying prospectus and documents incorporated by reference in this prospectus supplement and the accompanying prospectus completely and with the understanding that our actual future results, performance and achievements may be materially different from what we expect. These forward-looking statements represent our assumptions, expectations and beliefs only as of the date of this prospectus supplement and are not guarantees of future performance. Except for our ongoing obligations to disclose certain information under the U.S. federal securities laws, we are not obligated, and assume no obligation, to update these forward-looking statements, even though our situation may change in the future.

USE OF PROCEEDS

Based upon an assumed offering price of $31.59 per share, we estimate that our net proceeds from the sale of our common stock in this offering will be approximately $44.3 million, after deducting underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their option in full to purchase 221,250 additional shares to cover over-allotments, we estimate that our net proceeds from the sale of our common stock in this offering will be approximately $51.0 million, after deducting underwriting discounts and commissions and estimated offering expenses.

A $1.00 decrease (or increase) in the assumed public offering price of $31.59 per share would decrease (or increase) the net proceeds to us from this offering by approximately $1.41 million, assuming the number of shares offered by us, as set forth on the cover page of this preliminary prospectus supplement, remains the same, and after deducting the underwriting discounts and commissions and our other expenses in connection with this offering. The actual public offering price is subject to market conditions.

We intend to use the net proceeds from this offering as follows:

•

to repay approximately $36 million of our short-term indebtedness (including approximately $18 million of borrowings under our term loans with CoBank, ACB incurred in January 2012 in connection with our acquisition of MWC and approximately $18 million of our line of credit with RBS Citizens Bank, N.A. that is available to all of our subsidiaries); and

•	to fund capital expenditures and for other general corporate purposes.

By reducing our outstanding short-term indebtedness, the receipt of the net proceeds of this offering is expected to reduce our debt to total capitalization ratio, which we believe will improve our ability to issue additional long-term debt to finance future capital investments. In addition, we may utilize proceeds from this offering to adjust capitalization ratios in our other regulated subsidiaries. Pending those uses, we may invest the net proceeds in interest-bearing, investment grade securities.

Lines of Credit

We have a $20 million line of credit with RBS Citizens Bank, N.A. (“Citizens”), which is available to us and all of our subsidiaries. As of September 30, 2012, there were $7.0 million of funds outstanding under this line of credit. The interest rate for borrowings under this line of credit is based on the London Interbank Offered Rate (“LIBOR”) plus 2%. This line of credit is scheduled to mature on June 30, 2014.

We have has a $15 million line of credit with CoBank, ACB (“CoBank”) originally entered into in 2009 under a Master Loan Agreement, which allows for the financing of capital expenditures and general corporate needs of us and our subsidiaries. As of September 30, 2012, there were $15 million of funds outstanding under this line of credit. The interest rate for borrowings under this line of credit may be either a variable rate set by CoBank, a fixed quoted rate or a fixed rate pegged to LIBOR, and is currently set at 1.96% (30-day LIBOR plus 1.75%). This line of credit is scheduled to mature on July 1, 2014.

Each of the lines of credit described above has been used by us and our subsidiaries to fund capital expenditures and for general corporate purposes.

Term Loans

At September 30, 2012, we had outstanding two unsecured term loan borrowings from CoBank in the aggregate principal amount of $35.6 million (the “Company Term Loans”). These Company Term Loans were obtained from CoBank on January 3, 2012 in connection with our acquisition of the issued and outstanding capital stock of MWC from AA and were evidenced by two Term Loan Notes and Supplements issued under our Master Loan Agreement with CoBank. One of the Company Term Loans shall be repaid by us in 60 equal quarterly installments of principal and interest over a 15-year amortizing term, with the first installment paid on April 20, 2012 and the last installment due on January 20, 2027. The other

Company Term Loan was tied to our plans to raise equity capital in the future. This Company Term Loan is subject to repayment in full on the earlier of January 2, 2014 or upon our successful raising of equity capital, in the aggregate, up to the outstanding amount owed under this Company Term Loan. Accordingly, this Company Term Loan will be prepaid upon the successful completion of this offering.

Under each of the Company Term Loans, we will pay interest in accordance with one or more of the following interest rate options, as selected periodically by the us: (i) at a weekly quoted variable rate, a rate per annum equal to the rate of interest established by CoBank on the first business day of each week; (ii) at a fixed rate per annum to be quoted by CoBank in its sole discretion in each instance for periods of 180 days or more; and/or (iii) at a fixed rate per annum equal to LIBOR plus 1.75% for 1, 2, 3, 6, 9 or 12-month interest periods. The interest rate paid on the Company Term Loan due in 2027 is currently set at 4.09%. The interest rate for the Company Term Loan to be repaid with the net proceeds of this offering is currently set at 2.10%.

CAPITALIZATION

The following table sets forth, as of September 30, 2012, our consolidated cash and cash equivalents and capitalization, including short-term debt, on an actual basis and on an adjusted basis to give effect to the sale of the shares of common stock in this offering, after deducting the underwriting discounts and commissions and our other expenses in connection with this offering, and the anticipated application of the estimated net proceeds from this offering as described under “Use of Proceeds” above (based on an assumed public offering price of $31.59 per share). This table should be read in conjunction with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2012 incorporated by reference in this prospectus supplement and the accompanying prospectus.

(Dollars in thousands)	As of September 30, 2012
	Actual	% of Actual Capitalization	As Adjusted[1]	% of As Adjusted Capitalization
	(Unaudited)
Cash and cash equivalents	$4,166		$7,781

Common stockholders’ equity	$126,575	37.4%	$170,890	50.0%
Preferred stock	772	0.2%	$772	0.2%
Long-term debt less current maturities[2]	$187,334	55.3%	$170,499	49.8%
Short-term debt and current maturities of long-term debt	$23,865	7.1%	$0	0.0%

Total capitalization	$338,546	100.0%	$342,161	100.0%

(1)	Based on assumed net proceeds of $44.3 million from this offering.

(2)	Includes $17.0 million of debt of MWC.

COMMON STOCK PRICE RANGE AND DIVIDEND POLICY

Our common stock is currently listed on The Nasdaq Global Select Market and trades under the symbol “CTWS”. The following table sets forth the high and low closing sale prices as reported on The Nasdaq Global Select Market for each calendar quarter and related dividends paid per common share during those periods.

	High	Low	Dividends Per Share
2012
Fourth quarter (through December 10, 2012)	$32.01	$28.51	$0.2425
Third quarter	32.00	29.70	0.2425
Second quarter	29.73	27.03	0.2375
First quarter	32.03	26.45	0.2375

2011
Fourth quarter	$29.00	$24.76	$0.2375
Third quarter	27.82	24.99	0.2375
Second quarter	26.64	24.06	0.2325
First quarter	28.16	23.71	0.2325

2010
Fourth quarter	$27.88	$23.99	$0.2325
Third quarter	24.08	20.91	0.2325
Second quarter	24.27	20.03	0.2275
First quarter	25.00	21.61	0.2275

On December 10, 2012, the closing sale price for our common stock on The Nasdaq Global Select Market was $31.59 per share.

As of November 30, 2012, there were approximately 3,543 holders of record of our common stock and a greater number of beneficial holders for whom shares are held in “nominee” or “street” name.

Dividend Policy

Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors from our net profits and surplus. We have declared and paid quarterly dividends on our common stock without interruption since our affiliation with CWC in 1975. Dividends, when declared, are normally paid on the 15th day of March, June, September and December.

While our Board of Directors intends to continue the practice of declaring cash dividends on a quarterly basis, no assurance can be given as to future dividends or dividend rates, since any future dividends will be dependent upon timely and adequate rate relief, consolidated net income, availability of cash, our financial condition, our ability to sell securities, the requirements of the Connecticut and Maine construction programs of CWC, MWC and BSWC and other factors existing at the time that our Board of Directors deems relevant.

We are not permitted to pay any dividends on our common stock unless full cumulative dividends to the last preceding dividend date for all outstanding shares of our cumulative preferred stock have been paid or set aside for payment.

Our income is derived principally from our investment in CWC, MWC and BSWC, and our future ability to pay dividends to holders of our common stock is dependent upon the continued payment by CWC, MWC and BSWC of dividends to us.

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES

TO NON-UNITED STATES HOLDERS

The following is a summary of the material U.S. federal income tax consequences applicable to non-U.S. holders (as defined below) with respect to the purchase, ownership and disposition of shares of our common stock. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary or proposed U.S. Treasury regulations promulgated thereunder, administrative rulings and judicial opinions, all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary is limited to non-U.S. holders who purchase our common stock issued pursuant to this offering and who hold shares of our common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment).

This discussion does not address all aspects of U.S. federal income taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of U.S. federal estate, generation-skipping or gift tax laws, Medicare tax on certain investment income or tax considerations arising under the laws of any foreign, state or local jurisdiction. This discussion also does not address tax considerations applicable to a non-U.S. holder subject to special treatment under the U.S. federal income tax laws, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	partnerships or other pass-through entities;

•	tax-exempt organizations;

•	tax-qualified retirement plans;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	non-U.S. holders who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	persons that will hold common stock as a position in a hedging transaction, “straddle” or “conversion transaction” for tax purposes.

Accordingly, we urge prospective investors to consult with their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of the purchase, ownership and disposition of shares of our common stock.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Definition of Non-U.S. Holder

In general, a “non-U.S. holder” is any beneficial owner of our common stock that is not a U.S. person. A “U.S. person” is any of the following:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other pass-through entity for U.S. federal income tax purposes) is a beneficial owner of our common stock, the tax treatment of a partner in the partnership (or member in such other entity) will generally depend upon the status of the partner and the activities of the partnership. Partnerships (and any partner in a partnership) holding shares of our common stock should consult their own tax advisors.

Distributions on Our Common Stock

Distributions on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current earnings and profits for that taxable year or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s adjusted tax basis in the common stock, but not below zero. Any excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “— Gain on Sale or Other Disposition of Our Common Stock” below.

Dividends paid to a non-U.S. holder of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying, under penalties of perjury, such holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Because of our status as a U.S. real property holding corporation as described under “Gain on Sale or Other Disposition of Our Common Stock” below, we may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies; however, you may seek a refund of this amount from the IRS if your United States tax liability with respect to the distribution is less than the amount withheld.

If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the common stock are effectively connected with such holder’s U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from U.S. federal withholding tax on the dividends. To claim the exemption, the non-U.S. holder must furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form).

Any dividends paid on our common stock that are effectively connected with a non-U.S. holder’s U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a non-U.S. corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

A non-U.S. holder that claims the benefit of an applicable income tax treaty generally will be required to satisfy applicable certification and other requirements prior to the distribution date. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Gain on Sale or Other Disposition of Our Common Stock

Subject to the discussions below regarding backup withholding and other withholding requirements, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•

the gain is effectively connected with a trade or business carried on by the non-U.S. holder in the United States and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment of the non-U.S. holder maintained in the United States;

•	the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or

•

we are or have been a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes (which we believe we likely are and are likely to continue to be) and you hold or have held, actually or constructively, at any time within the shorter of the five-year period preceding disposition or your holding period for your shares of common stock, more than 5% of our common stock or, regardless of your percentage ownership of our common stock, our common stock ceases to be regularly traded on an established securities market.

Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates generally in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a non-U.S. corporation (or non-U.S. entity treated as a corporation for U.S. federal income tax purposes) also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty) but may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Gain described in the third bullet point above will be subject to U.S. federal income tax under regular graduated U.S. federal income tax rates with respect to the gain recognized. However, the tax does not apply to a non-U.S. holder whose holdings, actual and constructive, amount to 5% or less of our common stock at all times during the applicable period, provided that our common stock is “regularly traded” (within the meaning of Section 897(c)(3) of the Code and the applicable U.S. Treasury regulations) on an established securities market. As of the date of this offering, we believe our common stock is regularly traded on an established securities market.

Non-U.S. holders are urged to consult with their tax advisors to determine the applicability of these rules to their disposition of our common stock.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder (even if no withholding was required) and the amount of any tax withheld with respect to those dividends. This information also may be made available under a specific treaty or agreement with the tax authorities of the country in which the non-U.S. holder resides or is established. Under certain circumstances, the Code imposes a backup withholding obligation (currently at a rate of 28%) on certain reportable payments. Backup withholding generally will not, however, apply to payments of dividends to a non-U.S. holder of our common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or W-8ECI, or otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder on Form W-8BEN or other applicable form (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Other Withholding Requirements

Under legislation enacted in 2010 and administrative guidance, a 30% U.S. federal withholding tax may apply to dividends paid after December 31, 2013 and the gross proceeds from a disposition of our common stock occurring after December 31, 2016 paid to (i) a foreign financial institution (whether such foreign financial institution is the beneficial owner or an intermediary) unless such foreign financial institution agrees to verify, report and disclose its U.S. account holders and meets certain other specified requirements or (ii) a non-financial foreign entity (whether such non-financial foreign entity is the beneficial owner or an intermediary) unless such entity provides a certification that the beneficial owner of the payment does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each such substantial U.S. owner and certain other specified requirements are met. You should consult your own tax advisors regarding this legislation and whether it may be relevant to your acquisition, ownership, and disposition of our common stock.

THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND SHOULD NOT BE VIEWED AS TAX ADVICE. INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL, ESTATE OR FOREIGN TAX LAWS AND TAX TREATIES.

UNDERWRITING

We are offering the shares of our common stock described in this prospectus supplement through the underwriters named below. Wells Fargo Securities, LLC is acting as sole book-running manager and representative of the underwriters for this offering.

Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, which we will file as an exhibit to a Current Report on Form 8-K following the pricing of this offering and which will be incorporated by reference in this prospectus supplement and the accompanying prospectus, we have agreed to sell to the underwriters, and each underwriter named below has severally agreed to purchase from us, the number of shares of common stock set forth opposite its respective name.

Underwriters	Number of Shares
Wells Fargo Securities, LLC
Robert W. Baird & Co. Incorporated
Janney Montgomery Scott LLC
Boenning & Scattergood, Inc.
Brean Capital, LLC
Ladenburg Thalmann & Co. Inc.

Total	1,475,000

The underwriting agreement provides that the underwriters’ obligations to purchase the shares of common stock are several and not joint and depend on the satisfaction of the conditions contained in the underwriting agreement, and that if any of the shares of common stock are purchased by the underwriters, all of the shares of common stock must be purchased.

Over-Allotment Option

We have granted to the underwriters an option to purchase up to an aggregate of 221,250 shares of common stock at the public offering price less underwriting discounts and commissions set forth on the cover page of this prospectus supplement to cover over-allotments. Such option may be exercised from time to time in whole or in part until 30 days after the date of this prospectus supplement. If this option is exercised, each underwriter will be committed, subject to satisfaction of the conditions specified in the underwriting agreement, to purchase a number of additional shares of common stock proportionate to the underwriter’s initial commitment as indicated in the preceding table, and we will be obligated, pursuant to the option, to sell these shares of common stock to the underwriters.

Commissions and Expenses

The following table shows the underwriting discounts and commissions to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option. The underwriting discount is the difference between the public offering price and the amount the underwriters pay to us to purchase the shares of common stock. The underwriting discounts and commissions equal     % of the public offering price.

Paid By Us
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds, before expenses, to us	$	$	$

We have been advised by the underwriters that the underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus

supplement and to dealers (who may include the underwriters) at this public offering price less a concession not in excess of $         per share of common stock. After the initial offering, the underwriters may change the offering price and other selling terms.

We estimate that total expenses of the offering, other than underwriting discounts and commissions, will be approximately $300,000.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities relating to this offering, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that may be required to be made in respect of these liabilities. We have further agreed to indemnify the underwriters against certain liabilities relating to the directed share program referred to below, including liabilities under the Securities Act of 1933, as amended.

Lock-Up Agreements

We and our directors, executive officers and certain other officers have agreed that, during the 90 days after the date of this prospectus supplement (the “Lock-Up Period”) and subject to certain exceptions, we and they will not, without the prior written consent of Wells Fargo Securities, LLC, (i) offer, pledge, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our Common Stock or other capital stock or (ii) enter into any swap or other agreement, arrangement or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequence of ownership of any of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock. Moreover, if:

•	during the last 17 days of the Lock-Up Period we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the Lock-Up Period, we announce that we will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period,

the restrictions described in the immediately preceding sentence will continue to apply until the expiration of the 18-day period beginning on the date of issuance of the earnings release or the occurrence of the material news or material event, as the case may be, unless Wells Fargo Securities, LLC waives, in writing, the extension.

The foregoing restrictions shall not apply to: (a) our issuance to the underwriters of the shares of common stock covered by this prospectus supplement; (b) transfers of shares of common stock as a bona fide gift, by will or to a trust, in each case to or for the benefit of a member of the “immediate family” of a director or officer, or as a bona fide gift to a charity or educational institution; or (c) the issuance and sale of shares of common stock, performance shares or restricted shares under our existing employee benefits plans.

Wells Fargo Securities, LLC may release the shares of common stock subject to lock-up agreements in whole or in part at any time with or without notice. When determining whether or not to release shares of our common stock from lock-up agreements, Wells Fargo Securities, LLC will consider, among other factors, the reasons for requesting the release, the number of shares of common stock for which the release is being requested and market conditions at the time.

Directed Share Program

At our request, the underwriters have reserved up to 5% of the shares of common stock being offered by this prospectus supplement for sale at the public offering price to our directors, officers and other employees through a directed share program. The number of shares of common stock available for sale to the general public will be reduced by the number of directed shares purchased by participants in this program. Each such person buying shares of our common stock through this directed share program will be subject to lock-up agreements with the underwriters that generally prohibit resale of those shares of common stock for a period of 90 days from the date of this prospectus supplement. For certain directors and officers purchasing shares of common stock through this directed share program, the lock-up agreements contemplated under “Lock-Up Agreements” above shall govern with respect to their purchases. Wells Fargo Securities, LLC, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. Any directed shares not purchased will be offered by the underwriters to the general public on the same basis as all other shares of common stock offered.

Price Stabilization, Short Positions And Penalty Bids

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment transactions involve sales by the underwriters of the shares of common stock in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares of common stock in the open market.

•

Syndicate covering transactions involve purchases of the shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of the shares of common stock to close out the short position, the underwriters will consider, among other things, the price of shares of common stock available for purchase in the open market as compared to the price at which they may purchase shares of common stock through the over-allotment option. If the underwriters sell more shares of common stock than could be covered by the over-allotment option, which is a naked short position, the position can only be closed out by buying shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares of common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the shares of common stock or preventing or slowing a decline in the market price of the shares of common stock. As a result, the price of the shares of common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq Global Select Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the shares of common stock. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, if commenced, will not be discontinued without notice.

Listing

Our shares of common stock are listed on The Nasdaq Global Select Market and trade under the symbol “CTWS.” We have applied to The Nasdaq Global Select Market to list the additional shares of common stock offered by this prospectus supplement under the same symbol.

Relationships with Underwriters

The underwriters and/or their affiliates have provided, or may in the future provide, various investment banking, commercial banking, financial advisory, brokerage and other services to us and our affiliates for which they have received, and may in the future receive, customary fees and expense reimbursement. The underwriters and/or their affiliates may, from time to time, engage in transactions with and perform services for us and our affiliates in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Distribution

A prospectus in electronic format may be made available by one or more of the underwriters or their affiliates. Wells Fargo Securities, LLC may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Wells Fargo Securities, LLC will allocate shares of common stock to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares of common stock may be sold by the underwriters to securities dealers who resell shares of common stock to online brokerage account holders.

Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of this prospectus supplement or the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as an underwriter and should not be relied upon by investors.

Sales Outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of shares of our common stock, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or shares of our common stock in any jurisdiction where action for that purpose is required. Accordingly, shares of our common stock may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with shares of our common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Each of the underwriters may arrange to sell shares of our common stock offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so. In that regard, Wells Fargo Securities, LLC may arrange to sell shares of our common stock in certain jurisdictions through an affiliate, Wells Fargo Securities International Limited (“WFSIL”). WFSIL is a

wholly-owned indirect subsidiary of Wells Fargo & Company and an affiliate of Wells Fargo Securities, LLC. WFSIL is a U.K. incorporated investment firm regulated by the Financial Services Authority. Wells Fargo Securities is the trade name for certain corporate and investment banking services of Wells Fargo & Company and its affiliates, including Wells Fargo Securities, LLC and WFSIL.

European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (as defined below) (each, a “Relevant Member State”), including each Relevant Member State that has implemented amendments to Article 3(2) of the Prospectus Directive introduced by the 2010 PD Amending Directive (as defined below) (each, an “Early Implementing Member State”), an offer of shares of our common stock to the public may not be made in that Relevant Member State and each underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares of our common stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to shares of our common stock that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer of shares of our common stock to the public in that Relevant Member State may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)    to any legal entity that is a “qualified investor” as defined in the Prospectus Directive;

(b)    to fewer than 100 (or, in the case of Early Implementing Member States, 150) natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative of the underwriters; or

(c)    in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of our common stock referred to in clauses (a), (b) and (c) above shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, and each person who initially acquires any shares of our common stock or to whom any offer is made will be deemed to have represented, warranted and agreed to and with us or any underwriter that it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

For the purposes of this provision, the expression “offer of shares of our common stock to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe to shares of our common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC of the European Parliament and of the Council of 4 November 2003 (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State. The expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus supplement, the accompanying prospectus and any other material in relation to shares of our common stock described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the

“Order”), (ii) fall within Article 49(2)(a) to (d) of the Order and (iii) are persons to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). Shares of our common stock are only available to, and any invitation, offer or agreement to engage in investment activity with respect to such shares of our common stock will be engaged in only with, relevant persons. This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or any of their contents.

The distribution of this prospectus supplement and the accompanying prospectus in the United Kingdom to anyone not falling within the above categories is not permitted and may contravene the Financial Services and Markets Act 2000. No person falling outside those categories should treat this prospectus supplement and the accompanying prospectus as constituting a promotion to him or her, or act on it for any purposes whatever. Recipients of this prospectus supplement and the accompanying prospectus are advised that we, the underwriters and any other person that communicates this prospectus supplement and the accompanying prospectus are not, as a result solely of communicating this prospectus supplement and the accompanying prospectus, acting for or advising them and are not responsible for providing recipients of this prospectus supplement and the accompanying prospectus with the protections that would be given to those who are clients of any aforementioned entities that is subject to the rules and regulations of the Financial Services Authority.

France

We and the underwriters have not offered or sold and will not offer or sell, directly or indirectly, shares of our common stock to the public in France, and have not distributed or caused to be distributed and will not distribute or cause to be distributed to the public in France, this prospectus supplement and the accompanying prospectus or any other offering material relating to shares of our common stock. Offers, sales and distributions that have been and will be made in France have been and will be made only to (a) providers of the investment service of portfolio management for the account of third parties and (b) qualified investors (investisseurs qualifiés), other than individuals, all as defined in, and in accordance with, Articles L. 411-1, L. 411-2 and D. 411-1 of the French Code monétaire et financier.

Shares of our common stock may be resold directly or indirectly only in compliance with Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code monétaire et financier.

Neither this prospectus supplement and the accompanying prospectus prepared in connection with shares of our common stock nor any other offering material relating to shares of our common stock has been submitted to the clearance procedures of the Autorité des marchés financiers or notified to the Autorité des marchés financiers by the competent authority of another member state of the European Economic Area.

Germany

Shares of our common stock offered by this prospectus supplement and the accompanying prospectus have not been and will not be offered to the public within the meaning of the German Securities Prospectus Act (Wertpapierprospektgesetz). No securities prospectus pursuant to the German Securities Prospectus Act has been or will be published or circulated in Germany or filed with the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht). This prospectus supplement and the accompanying prospectus does not constitute an offer to the public in Germany, and it does not serve for public distribution of shares of our common stock in Germany. Neither this prospectus supplement and the accompanying prospectus nor any other document issued in connection with this offering, may be issued or distributed to any person in Germany except under circumstances that do not constitute an offer to the public under the German Securities Prospectus Act. Prospective investors should consult with their legal and/or tax advisor before investing into shares of our common stock.

Ireland

This prospectus supplement and the accompanying prospectus and any other material in relation to shares of our common stock described herein is only being distributed in Ireland:

(a)    in circumstances that do not require the publication of a prospectus pursuant to Article 3(2) of Directive 2003/71/EC as amended by Directive 2010/73/EC;

(b)    in compliance with the provisions of the Irish Companies Acts 1963-2009;

(c)    in compliance with the provisions of the European Communities (Markets in Financial Instruments) Regulations 2007 (S.I. No. 60 of 2007) (as amended), and in accordance with any codes or rules of conduct and any conditions or requirements, or any other enactment, imposed or approved by the Central Bank of Ireland with respect to anything done by them in relation to shares of our common stock; and

(d)    in compliance with the provisions of the Irish Market Abuse (Directive 2003/6/EC) Regulations 2005 and any rules issued by the Central Bank of Ireland pursuant thereto.

Italy

The offering of shares of our common stock has not been registered pursuant to Italian securities legislation and, accordingly, no shares of our common stock may be offered, sold or delivered, nor may copies of this prospectus supplement and the accompanying prospectus or of any other document relating to shares of our common stock be distributed in the Republic of Italy, except:

(a)    to qualified investors (investitori qualificati), as defined pursuant to Article 100 of Legislative Decree No. 58 of 24 February 1998, as amended (the “Financial Services Act”) and Article 34-ter, first paragraph, letter b) of CONSOB Regulation No. 11971 of 14 May 1999, as amended from time to time (“Regulation No. 11971”); or

(b)    in other circumstances that are exempted from the rules on public offerings pursuant to Article 100 of the Financial Services Act and Article 34-ter of Regulation No. 11971.

Any offer, sale or delivery of shares of our common stock or distribution of copies of the this prospectus supplement and the accompanying prospectus or any other document relating to shares of our common stock in the Republic of Italy under clause (a) or (b) above must be:

(i)    made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act, CONSOB Regulation No. 16190 of 29 October 2007 (as amended from time to time) and Legislative Decree No. 385 of 1 September 1993, as amended (the “Banking Act”);

(ii)    in compliance with Article 129 of the Banking Act, as amended, and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the Bank of Italy may request information on the issue or the offer of shares of our common stock in the Republic of Italy; and

(iii)    in compliance with any other applicable laws and regulations or requirement imposed by CONSOB or other Italian authority.

Please note that in accordance with Article 100-bis of the Financial Services Act, where no exemption from the rules on public offerings applies under clauses (a) and (b) above, the subsequent distribution of shares of our common stock on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under the Financial Services Act and Regulation No. 11971. Failure to comply with such rules may result in the sale of such shares of our common stock being declared null and void and in the liability of the intermediary transferring shares of our common stock for any damages suffered by the investors.

Netherlands

Shares of our common stock will not be offered or sold, directly or indirectly, in the Netherlands, other than solely to Qualified Investors (within the meaning of Article 4 of the Financial Supervision Act Exemption Regulation (Vrijstellingsregeling Wet op het financieel toezicht) and Article 1:12 and Article 5:3 of the Financial Supervision Act (Wet op het financieel toezicht) (“FSA”)).

In respect of the offer, we are not required to obtain a license pursuant to the FSA and is not subject to supervision pursuant to Part 4, Conduct of Business Supervision of Financial Undertakings and Part 2, Prudential Supervision of Financial Undertakings.

Switzerland

This document as well as any other material relating to shares of our common stock that are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus do not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations. Shares of our common stock will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to shares of our common stock, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of the SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange.

Shares of our common stock is being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase shares of our common stock with the intention to distribute them to the public. The investors will be individually approached by us from time to time.

This document as well as any other material relating to shares of our common stock is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

LEGAL MATTERS

Certain legal matters in connection with the validity of the common stock offered hereby will be passed upon for us by Murtha Cullina LLP, Hartford, Connecticut. Certain legal matters will be passed upon for the underwriters by Pillsbury Winthrop Shaw Pittman LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and current reports, proxy statements and other information with the SEC under File No. 333-153910. Our SEC filings may be inspected without charge at the public reference room maintained by the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site at www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

You may also obtain a copy of any of our SEC filings, at no cost, by writing or telephoning us at 1-800-428-3985, ext. 3016, by e-mail at kjohnson@ctwater.com, or by mail to Kristen A. Johnson, Vice President, Human Resources and Corporate Secretary, Connecticut Water Service, Inc., 93 West Main Street, Clinton, Connecticut 06413. Our internet web address is http://www.ctwater.com. Information contained on our Web site is not incorporated into this prospectus supplement.

The SEC allows us to incorporate by reference information we file with the SEC in other documents. Accordingly, we can disclose important information to you by referring to other documents that contain that information. This information is considered a part of this prospectus supplement and the accompanying prospectus, except for information superseded by information in this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. These documents are as follows:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 14, 2012;

•

our quarterly reports on Form 10-Q for the quarterly period ended March 31, 2012 filed with the SEC on May 10, 2012, for the quarterly period ended June 30, 2012 filed with the SEC on August 9, 2012 and for the quarterly period ended September 30, 2012 filed with the SEC on November 8, 2012; and

•

our current reports on Form 8-K filed with the SEC on January 3, 2012, May 15, 2012, July 19, 2012, August 20, 2012, September 10, 2012, September 20, 2012, October 1, 2012, October 18, 2012, November 2, 2012, November 15, 2012, December 7, 2012 and December 10, 2012.

All future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, excluding, in each case, information deemed furnished and not filed, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus supplement.

PROSPECTUS

CONNECTICUT WATER SERVICE, INC.

1,700,000 SHARES of

COMMON STOCK

This prospectus relates to 1,700,000 shares of our common stock that we may sell from time to time in one or more offerings. This prospectus will allow us to issue and sell shares over time. We will provide a prospectus supplement each time we sell shares, which will inform you about the specific terms of that offering and may also supplement, update or amend information contained in this document. We may also provide to you, or authorize be provided to you, one or more free writing prospectuses that may contain material information related to these offerings. You should read carefully this prospectus, each applicable prospectus supplement and any related free writing prospectus, as well as the documents incorporated by reference, before you invest.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “CTWS”. On July 23, 2012, the last reported sale price for our common stock was $30.81 per share. You are urged to obtain current market quotations for our common stock.

We may sell our common stock directly to you or through underwriters, dealers or agents. The names of any underwriters, dealers or agents involved in the sale of any securities, any applicable fees, commission, discounts or overallotment options, and the specific manner in which our common stock may be offered will be set forth in the prospectus supplement covering the sale of our common stock. The price to the public of such shares of common stock and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Investing in our common stock involves risk. See “Risk Factors” beginning on page 3 of this prospectus.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is July 27, 2012

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may provide to you or authorize be provided to you. We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any related free writing prospectus.

i

ABOUT THIS PROSPECTUS

Unless the context otherwise requires, references in this prospectus to “we,” “us,” “our,” “our company,” and “the Company” refer to Connecticut Water Service, Inc. and its subsidiaries.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using the “shelf” registration rules under the Securities Act of 1933, as amended (the “Securities Act”). Under the SEC’s shelf registration rules, we may, from time to time, sell shares of our common stock, no par value (“Common Stock”), in one or more offerings under this registration statement. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered. We may also provide to you, or authorize be provided to you, one or more free writing prospectuses that may contain material information relating to these offerings. We may also add, update or change in the prospectus supplement (and in any related free writing prospectus) any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. To the extent that any statement that we make in a prospectus supplement or any related free writing prospectus is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement or such free writing prospectus. We urge you to carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated in this prospectus by reference as described under the headings “Where You Can Find More Information” and “Documents We Incorporate by Reference” before buying any of the securities being offered.

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may provide to you or authorize be provided to you. We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any related free writing prospectus. This prospectus, the accompanying supplement to this prospectus, and any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus, the accompanying supplement to this prospectus or any related free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus, any applicable prospectus supplement or any related free writing prospectus is delivered or securities sold on a later date.

THE COMPANY

Connecticut Water Service, Inc. is the parent company of The Connecticut Water Company (“CWC”). CWC provides water for residential, commercial, industrial, municipal, and fire protection purposes to approximately 300,000 people in 55 towns in Connecticut as well as providing water-related services under contract to municipalities and companies. The Company and its subsidiaries collectively represent the largest domestic investor-owned water company based in New England measured by operating revenues and utility plant investment.

On January 1, 2012, the Company completed the acquisition of Aqua Maine, Inc., the operating subsidiary of Aqua America, Inc., which we renamed “The Maine Water Company” (“MWC”), for an enterprise value of $53.5 million. MWC serves 16,000 customers, or a population of 48,000, across the state of Maine. We refer to CWC and MWC together as our “Operating Subsidiaries”.

Our mission is to have passionate employees delivering life-sustaining, high quality water service to families and communities while providing a fair return to our shareholders.

We were organized in 1956 as Suburban Water Service, Inc. and have engaged in the business of acquiring and operating water companies through controlling stock ownership. In 1975, we changed our name to Connecticut Water Service, Inc., after acquiring all of the outstanding common stock of CWC. We are a non-operating company substantially all of whose income is derived from the earnings on the common stock of our Operating Subsidiaries.

Our future ability to pay dividends on our Common Stock is dependent upon the continued ability of our Operating Subsidiaries to pay dividends to us. The profitability of the operations of the water utility industry generally and of our Operating Subsidiaries (and hence the Company) is largely dependent on the timeliness and adequacy of rate relief allowed by utility regulatory commissions. In addition, profitability is dependent on numerous factors over which our Operating Subsidiaries have little or no control, such as the quantity of rainfall and temperature in a given period of time, industrial demand, prevailing rates of interest for short and long-term borrowings, energy rates, and compliance with environmental and water quality regulations. In addition, inflation and other factors beyond the Company’s or our Operating Subsidiaries’ control impact on the costs of construction, materials and employee costs. See “Item 1. Business” in our latest Annual Report on Form 10-K filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our Common Stock is listed on the Nasdaq Global Select Market under the symbol “CTWS.” On July 23, 2012, the last sale price of the Company’s Common Stock, as reported on the Nasdaq Global Select Market, was $30.81 per share. You are urged to obtain current market quotations for our common stock.

Our corporate headquarters are located at 93 West Main Street, Clinton, Connecticut 06413. Our telephone number is 860-669-8630, and our Internet address is http://www.ctwater.com. Information contained on our Web site is not incorporated into this prospectus.

RISK FACTORS

Investing in shares of our Common Stock involves significant risks and uncertainties. The prospectus supplement applicable to a particular offering of common stock will contain or incorporate by reference a discussion of the risks applicable to an investment in our Company and to the shares of common stock that we are offering under that prospectus supplement. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus and any applicable prospectus supplement, before deciding whether to purchase any of the common stock being offered. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our shares of Common Stock could decline due to any of these risks, and you may lose all or part of your investment.

FORWARD LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning the Company’s possible or assumed future results of operations and statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “plans,” “future,” “potential,” “probably,” “predictions,” “continue” or the negative of such terms or similar expressions.

Forward-looking statements involve risks, uncertainties and other factors, many of which are outside our control, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements included in this prospectus, or incorporated by reference into this prospectus, include, but are not limited to, statements regarding:

•	projected capital expenditures and related funding requirements;

•	the availability and cost of capital;

•	developments, trends and consolidation in the water and wastewater utility industries;

•	dividend payment projections;

•	our ability to successfully acquire and integrate regulated water and wastewater systems, as well as unregulated businesses, that are complementary to our operations and the growth of our business;

•	the capacity of our water supplies, water facilities and wastewater facilities;

•	the impact of limited geographic diversity on our exposure to unusual weather;

•	the impact of conservation awareness of customers and more efficient plumbing fixtures and appliances on water usage per customer;

•	our capability to pursue timely rate increase requests;

•	our authority to carry on our business without unduly burdensome restrictions;

•	our ability to maintain our operating costs at the lowest possible level, while providing good quality water service;

•	our ability to obtain fair market value for condemned assets;

•	the impact of fines and penalties;

•	changes in laws, governmental regulations and policies, including environmental, health and water quality and public utility regulations and policies;

•	the decisions of governmental and regulatory bodies, including decisions to raise or lower rates;

•	our ability to successfully extend and expand our service contract work within our Service and Rentals Segment;

•	the development of new services and technologies by us or our competitors;

•	the availability of qualified personnel;

•	the condition of our assets;

•	the impact of legal proceedings;

•	general economic conditions;

•

the profitability of our Real Estate Segment, which is subject to the amount of land we have available for sale and/or donation, the demand for any available land, the continuation of the current state tax benefits relating to the donation of land for open space purposes and regulatory approval for land dispositions; and

•	acquisition-related costs and synergies.

Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including but not limited to:

•	changes in general economic, business, credit and financial market conditions;

•	changes in government regulations and policies, including environmental and public utility regulations and policies;

•	changes in environmental conditions, including those that result in water use restrictions;

•	abnormal weather conditions;

•	increases in energy and fuel costs;

•	unfavorable changes to the federal and/or state tax codes;

•	significant changes in, or unanticipated, capital requirements;

•	significant changes in our credit rating or the market price of our Common Stock;

•	our ability to integrate businesses, technologies or services which we have acquired or may acquire, including the acquisition of The Maine Water Company in January 2012;

•	our ability to manage the expansion of our business;

•	the extent to which we are able to develop and market new and improved services;

•	the continued demand by telecommunication companies for antenna site leases on our property;

•	the effect of the loss of major customers;

•	our ability to retain the services of key personnel and to hire qualified personnel as we expand;

•	labor disputes;

•	increasing difficulties in obtaining insurance and increased cost of insurance;

•	cost overruns relating to improvements or the expansion of our operations;

•	increases in the costs of goods and services;

•	civil disturbance or terroristic threats or acts; and

•	changes in accounting pronouncements.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. You should read this prospectus and the documents that we incorporate by reference into this prospectus completely and with the understanding that our actual future results, performance and achievements may be materially different from what we expect. These forward-looking statements represent our assumptions, expectations and beliefs only as of the date of this prospectus. Except for our ongoing obligations to disclose certain information under the federal securities laws, we are not obligated, and assume no obligation, to update these forward-looking statements, even though our situation may change in the future. For further information or other factors which could affect our financial results and such forward-looking statements, see “Risk Factors” on page 3. We qualify all of our forward-looking statements by these cautionary statements.

DESCRIPTION OF OUR CAPITAL STOCK

The Company is authorized to issue up to: (a) 25,000,000 shares of our Common Stock, of which 8,799,551 shares were outstanding on March 31, 2012 (including Common Stock equivalents); (b) 15,000 shares of voting cumulative preferred stock, Series A, $20 par value (the “Series A Preferred Stock”), all of which are outstanding; and (c) 50,000 shares of cumulative preferred stock, Series $.90, $16 par value (the “$16 Cumulative Preferred Stock”), of which 29,499 shares are outstanding. The Company is also authorized to issue 400,000 shares of an additional class of cumulative preferred stock, $25 par value (collectively, with the Series A Preferred Stock and the $16 Cumulative Preferred Stock, the “Preferred Stock”), none of which is currently outstanding, and 1,000,000 shares of preference stock, $1 par value (the “Preference Stock”), none of which is currently outstanding. The summary set forth below describes certain provisions relating to our Common Stock, Preferred Stock and Preference Stock authorized by our restated certificate of incorporation (the “Certificate of Incorporation”); provisions of our Amended and Restated By-Laws (“By-Laws”) and provisions of the Connecticut Business Corporation Act (the “CBCA”). This summary does not purport to be complete and is subject in all respects to the applicable provisions of our Certificate of Incorporation, our By-Laws and the CBCA.

Overview

Each share of Common Stock is entitled to dividends when and as declared by the Board of Directors (“Board”) out of sources legally available therefor, subject to the limitations described under “Dividends and Distributions” below. Each share of Common Stock is entitled to three votes, voting on all matters as a single class with the holders of the Series A Preferred Stock. Holders of Common Stock do not have any cumulative voting rights, which means that the holders of more than 50% of the outstanding Common Stock voting in the election of directors can elect all of the directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any director.

Our Board is authorized to issue all unissued shares of the Common Stock from time to time, without any further action or authorization by the shareholders. The holders of Common Stock have no preemptive or conversion rights. The shares of Common Stock presently outstanding are, and the shares to be issued pursuant to this prospectus will be upon issuance, fully paid and nonassessable.

Each of the outstanding shares of Common Stock will share equally in respect to all dividends paid on such Common Stock, subject to the limitations described below. The CBCA and our Certificate of Incorporation empowers our Board to issue Preferred Stock and/or Preference Stock with such preferences and other rights as the Board may provide in the resolutions providing for the issuance of such Preferred Stock and/or Preference Stock.

In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, all assets available for distribution to its shareholders, after the payment to the holders of Preferred Stock and Preference Stock, if any, at the time outstanding of the full amounts to which they shall be entitled, shall be divided and distributed pro rata among the holders of Common Stock.

Trading Market; Transfer Agent

Our Common Stock is traded on NASDAQ under the symbol “CTWS”. The Transfer Agent and Registrar of our Common Stock is Registrar and Transfer Company (the “Agent”), 10 Commerce Drive, Cranford, N.J. 07106, telephone 1-800-368-5948, website: www.rtco.com.

Dividend Reinvestment and Common Stock Purchase Plan

The Company’s Dividend Reinvestment and Common Stock Purchase Plan (the “Plan”) provides our registered shareholders, and customers and employees of the Company’s regulated water utility subsidiaries, with automatic dividend reinvestment of all or a percentage of dividends on our Common Stock in additional shares of Common Stock and investment of optional cash payments of an aggregate from $25 to $3,333 per month in Common Stock. Participants pay no brokerage commission or service charge upon the purchase of shares. Participants may choose to reinvest all or a portion of the dividend paid on Common Stock. Reinvested dividends will be used to buy additional shares of our Common Stock.

Shares of Common Stock may be purchased by the Agent for the Plan in the open market, in privately negotiated transactions or from the Company. The purchase price for any originally-issued shares purchased from the Company for participants in the Plan will be the average closing price of the Company’s Common Stock on the Nasdaq Global Select Market on the last five (5) trading days ending with, and including, the applicable investment date, less a discount ranging from 0% -5% as determined by the Company from time to time in accordance with the Plan. The purchase price of any Common Stock purchased on the open market or in privately negotiated transactions will be the weighted average price of all such shares of Common Stock purchased by the Agent with respect to an investment date. Registrar and Transfer Company has been designated by the Company as the Agent to administer the Plan for Participants, to purchase and hold shares of Common Stock acquired through the Plan, to maintain records, to send statements of accounts to participants, and to perform other duties relating to the Plan.

Preferred and Preference Stock

Series A Preferred Stock

Our Series A Preferred Stock is preferred as to dividends and on liquidation over the Common Stock and is on a parity with our $16 Cumulative Preferred Stock as to preferences on dividends and liquidation. It is entitled to one vote per share voting with the holders of Common Stock , which is entitled to three votes per share. Dividends on the outstanding Series A Preferred Stock are paid at the rate of $.80 per annum and are cumulative. In the case of involuntary liquidation, shares of the Series A Preferred Stock are entitled to a liquidation preference of $20 per share plus accrued dividends. In the case of voluntary liquidation or redemption, such shares are entitled to the applicable redemption price for the series thereof. The redemption price with respect to the Series A Preferred Stock is $21 per share plus accrued dividends. The Series A Preferred Stock, voting as a single class with all cumulative preferred stock (including the $16 Cumulative Preferred Stock), is also entitled to elect a majority of the Board upon default in the payment of six quarterly dividends on any outstanding shares of preferred stock (including $16 Cumulative Preferred Stock) and upon certain other defaults. The shares of Series A Preferred Stock have no conversion, sinking fund or preemptive rights. The shares of the Series A Preferred Stock presently outstanding are fully paid and nonassessable.

$16 Cumulative Preferred Stock

Our $16 Cumulative Preferred Stock is similarly preferred as to dividends and on liquidation over the Common Stock. It is entitled, voting as a single class with all Preferred Stock (including the Series A Preferred Stock) of the Company, to elect a majority of the Board upon default in the payment of six quarterly dividends on any outstanding shares of preferred stock (including the Series A Preferred Stock), and upon certain other defaults, but otherwise it has no voting rights except as provided by law. Dividends on the presently outstanding $16 Cumulative Preferred Stock are $.90 per share per annum and are cumulative. In the case of involuntary liquidation, shares of the $16 Cumulative Preferred Stock are entitled to a liquidation preference of $16 per share plus accrued dividends. In the event of voluntary liquidation or redemption, such shares are entitled to the applicable redemption price therefor, which, with respect to the $16 Cumulative Preferred Stock is $16 per share plus accrued dividends. The shares of $16 Cumulative Preferred Stock have no conversion, sinking fund or preemptive rights. The shares of $16 Cumulative Preferred Stock presently outstanding are fully paid and nonassessable.

$25 Par Value Cumulative Preferred Stock

The Company has authorized a class of 400,000 shares of cumulative preferred stock, $25 par value per share, the general preferences, voting powers, restrictions and qualifications of which are generally similar to the Company’s existing cumulative Preferred Stock. No shares of the $25 par cumulative Preferred Stock have been issued to date.

$1 Par Value Preference Stock

The Company also has authorized a class of 1,000,000 shares of Preference Stock, $1 par value per share. To the extent that our Certificate of Incorporation does not otherwise provide, the Board has the authority to determine, from time to time, the terms, limitations and relative rights and preferences of the Preference Stock, to establish series and to fix and determine variations as among series of the Preference Stock. The Preference Stock is junior to our existing cumulative preferred stock (but ranks ahead of the Common Stock) in rights to dividends and on voluntary or involuntary liquidation of the Company. The Preference Stock has no preemptive, conversion or voting rights, except as may be specifically provided in the Board’s resolutions creating any series of the Preference Stock. No shares of the Preference Stock are currently issued and outstanding.

Issuance of Shares

The CBCA provides that, subject to the limitations contained in the certificate of incorporation of a corporation, the board of directors of a corporation may authorize the issuance of additional shares of the corporation’s capital stock up to the amount authorized in its certificate of incorporation. Our Certificate of Incorporation empowers the Board to issue and dispose of Preferred Stock, Preference Stock and Common Stock with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof as the Board may decide. Our Board, without shareholder approval, can issue Preferred Stock with voting and conversion rights which could limit the voting rights of holders of Common Stock. The issuance of Preferred Stock and/or Preference Stock may have the effect of delaying, deferring or preventing a change in control of the Company. Our Board has previously designated a Series A Junior Participating Preference Stock (“Junior Preference Stock”), which Series was used in connection with our shareholder rights plan, which expired in 2008. No shares of this Series are currently outstanding.

Voting and Preemptive Rights

The CBCA provides that every shareholder is entitled to one vote for each share of capital stock held by such shareholder unless otherwise specified in the certificate of incorporation. The CBCA also provides that the holders of outstanding shares of any class of stock (even non-voting stock) are entitled to vote as a class upon any proposed amendment to the certificate of incorporation submitted to shareholder vote which would have certain specified effects on their rights. Holders of Common Stock are entitled to cast three votes per share, and holders of our Series A Preferred Stock are entitled to one vote per share, on each matter submitted to a vote of our shareholders. The holders of our Common Stock and Series A Preferred Stock vote together as one class. If issued, each share of Junior Preference Stock would have at least 300 votes per share. Our Certificate of Incorporation eliminates preemptive rights to subscribe to any future issues of shares of Common Stock.

Dividends and Distributions

Each of the outstanding shares of Common Stock will share equally in respect to all dividends paid on Common Stock but only after all dividends have been paid on our outstanding Preferred Stock and Preference Stock. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, all assets available for distribution to its shareholders, after the payment to the holders of Preferred Stock and Preference Stock, shall be divided and distributed pro rata among the holders of Common Stock.

Filling Director Vacancies

The CBCA provides that unless otherwise specified in the certificate of incorporation, a vacancy occurring on a board of directors (including one resulting from an increase in the number of directors) may be filled by the shareholders or directors. In the event that the directors remaining in office constitute less than a quorum of the board, the directors remaining in office may fill the vacancy by a majority vote. Our Certificate of Incorporation and By-Laws provide that any newly created or vacated directorship may be filled only by a majority vote of the directors then in office, although less than a quorum.

Standards of Conduct for and Removal of Directors

The CBCA generally requires that a director shall discharge his or her duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner that such director reasonably believes to be in the best interests of the corporation. In addition, directors of corporations such as the Company with a class of voting stock registered under the Exchange Act, may consider, in determining what such director believes to be in the best interests of the corporation (i) the long-term as well as the short-term interests of the corporation; (ii) the long-term and short-term interests of the shareholders of the corporation, including the possibility that those interests may be best served by the continued independence of the corporation; (iii) the interests of the corporation’s employees, customers, creditors and suppliers; and (iv) community and societal considerations including those of the community in which any office or other facility of the corporation is located.

The CBCA allows shareholders to remove directors, with or without cause, unless the corporation’s certificate of incorporation provides that directors may be removed only for cause, if the number of votes cast in favor of his or her removal exceeds the number cast against removal. In addition, a director may be removed in a judicial proceeding commenced either by the corporation or its shareholders holding at least ten percent of the outstanding shares of any class of stock. Our By-Laws and Certificate of Incorporation provide that, subject to the rights of Preferred and Preference shareholders, any director, or the entire Board, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80 percent of the combined voting power of all of the then-outstanding shares of the voting stock, voting together as a class.

Amendments to Certificate of Incorporation

Under the CBCA, unless the CBCA or a Connecticut corporation’s certificate of incorporation or directors requires a greater vote, amendments to the certificate of incorporation generally require the affirmative vote of the majority of the voting power of the shares entitled to vote thereon, and if any class of shares is entitled to vote thereon as a class, by the affirmative vote of the holders of the shares of each class of shares entitled to vote thereon as a class. Under the CBCA, the holders of the outstanding shares of any class of stock (even nonvoting stock) are entitled to vote as a class upon any proposed amendment to the certificate of incorporation submitted to shareholder vote which would affect their rights in certain specified ways. Our Certificate of Incorporation requires a supermajority vote of 80% of the combined voting power of all of the then-outstanding shares of the voting stock to alter, amend or repeal the provisions in the Certificate of Incorporation (or to amend comparable by-law provisions) covering certain change-in-control type matters including membership and classification of the board, filling of board vacancies, removal of directors, shareholder action, calling of special meeting of shareholders, quorum at board meetings, business combinations with certain shareholders or their affiliates and amendment of the foregoing voting requirements.

Amendments to By-Laws

Under the CBCA, the board of directors of a Connecticut corporation may adopt, amend or repeal the corporation’s by-laws unless: (1) the corporation’s certificate of incorporation reserves this power to the corporation’s shareholders; or (2) the shareholders, in amending or repealing a particular by-law, provide expressly that the board of directors may not amend or repeal that by-law. Furthermore, the CBCA allows a corporation’s shareholders to amend or repeal a corporation’s by-laws even though the by-laws may also be amended or repealed by its board of directors. Both our Certificate of Incorporation and By-Laws provide that our By-Laws may be amended by the Board with the exception that amendment of certain provisions requires the affirmative vote of 80% of the outstanding shares entitled to vote. Those By-Law provisions are those relating to membership and classification of the board, filling of board vacancies, removal of directors, shareholder action, calling of special meeting of shareholders, quorum at board meetings, business combinations with certain shareholders or their affiliates and amendment of the foregoing voting requirements.

Provisions Relating to a Change in Control

Change in control issues may be specifically addressed in a corporation’s certificate of incorporation, and are also governed in certain circumstances under the CBCA provisions relating to Business Combinations. Our Certificate of Incorporation provides that our Board, when evaluating any offer of another party (1) to make a tender or exchange offer for any equity security of the Company, (2) to merge or consolidate the Company with or into another corporation or (3) to purchase or otherwise acquire all or a substantial part of the properties and assets of the Company or any of its subsidiaries, may, in connection with the exercise of its judgment in determining what it reasonably believes is in the best interests of the Company as a whole, give consideration to all such factors as the Board determines to be relevant, including, without limitation:

(i)    the interests of our shareholders long-term as well as short-term, including the possibility that those interests may be best served by the continued independence of the company;

(ii)    the interest of the customers of CWC and MWC, our regulated Operating Subsidiaries;

(iii)    whether the proposed transaction might violate federal or state law;

(iv)    the form and amount of consideration being offered in the proposed transaction not only in relation to the then-current market price for the outstanding capital stock of the Company, but also in relation to the market price for the capital stock of the Company over a period of years, the estimated price that might be achieved in a negotiated sale of the Company or either Operating Subsidiary as a whole or in part to either public or private entities or through orderly liquidation, the estimated future value of the Company, the premiums over market price paid for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices, and our financial condition and future prospects; and

(v)    the social, legal and economic effects upon employees, customers, suppliers and others that have similar relationships with the Company and its Operating Subsidiaries and the communities in which the Company and its Operating Subsidiaries conduct business, including, without limitation, the public interest obligations imposed on the Operating Subsidiaries as operating public utilities and the effect or impact of any such transaction on the ability of the Company, any subsidiaries or any successor entity to provide prudent, adequate and effective water supply service to the areas served by each of the Operating Subsidiaries.

In connection with such evaluation, the Board may conduct such investigations and engage in such legal proceedings as the Board may determine. None of the foregoing provisions may be altered, amended or repealed without the affirmative vote of the holders of at least 80 percent of all of the then-outstanding shares of the voting stock of the Company, in addition to any affirmative vote of the holders of any particular class or series of such voting stock required by law or our Certificate of Incorporation.

Business Combination Statute

CBCA Sections 33-840 through 33-845 (the “Business Combination Statute”) provide for limitations and prohibitions on certain business combinations. In general, a “business combination” includes mergers, combinations, certain transfers, or issuances of equity securities to interested shareholders and their affiliates, liquidation/dissolution resolutions passed by such persons or reclassifications of securities that result in the proportionate increase of ownership of outstanding shares by such persons. The Business Combination Statute generally requires that in addition to any vote otherwise required by law or the certificate of incorporation, a business combination shall first be approved by the board of directors and then be approved by the affirmative vote of at least (i) the holders of eighty percent (80%) of the voting power of the outstanding shares of the corporation, and (ii) the holders of two-thirds of the voting power of the outstanding shares of the corporation (other than shares held by the interested shareholder and any affiliates). The Business Combination Statute also generally prohibits a corporation from engaging in any business combination with any interested shareholder for a period of five years following the date that such shareholder became an interested shareholder, unless: (1) prior to such date the board of directors of the corporation and a majority of non-employee directors (of which there must be at least two) approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder; or (2) the business combination is otherwise excepted from the five-year prohibition by applicable provisions of the CBCA. In general, the term “interested shareholder” is defined as the holder of 10% of the outstanding voting stock of the corporation. The Business Combination Statute generally applies to the Company, although we might qualify for certain available exceptions to its application depending upon the nature of the transaction.

Classification of the Board of Directors; Shareholder Meetings

Under the CBCA, a Connecticut corporation may have a classified board of directors. Our Certificate of Incorporation provides that directors (other than directors who may be elected by Preferred or Preference shareholders) are to be classified into three classes, which are to hold office in staggered three-year terms.

Under the CBCA, any action which may be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent or, if so provided by the certificate of incorporation, by the written consent of a majority of the voting power of shares. The CBCA also provides that special meetings of the shareholders may be called only by the Board of Directors, or by such person or persons as may be authorized by the certificate of incorporation or the bylaws or upon the written request of the holders of at least 10% (35% for certain public corporations such as the Company) of all of the votes entitled to be cast at the meeting. Our Certificate of Incorporation provides that shareholder action may only be taken at an annual or special meeting of shareholders and not by written consent. Special meetings of shareholders may be called only by the Board and otherwise by shareholders as expressly permitted by applicable statute.

USE OF PROCEEDS

We will receive all of the net proceeds from the sale of shares of our Common Stock. Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds from the sale of the securities for working capital and other general corporate purposes, which may include repaying debt, financing capital commitments, and the financing of possible acquisitions.

The actual application of proceeds from the sale of shares of our Common Stock issued hereunder will be described in the applicable prospectus supplement relating thereto. Our management will have broad discretion in the use of any net proceeds.

PLAN OF DISTRIBUTION

We may sell our Common Stock from time to time directly to purchasers or through underwriters, dealers or agents, in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We may also issue shares of our Common Stock as compensation to such agents, underwriters or dealers for making sales of our Common Stock. We may use any or all of these methods in any combination.

The prospectus supplement will set forth the terms of the offering, including the names of any underwriters, dealers or agents, the purchase price of our Common Stock and the proceeds to us from such sale, any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation and any discounts or concessions allowed or paid to dealers.

By Underwriters

We may use an underwriter or underwriters in the offer or sale of our Common Stock.

•	If we use an underwriter or underwriters, we will execute an underwriting agreement and the offered shares will be acquired by the underwriters for their own account.

•

We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in the prospectus supplement. The underwriters may sell the securities to or through dealers, and the underwriters may compensate those dealers in the form of discounts, concessions or commissions.

•	The underwriter(s) will use this prospectus and the prospectus supplement to sell our Common Stock.

•

In connection with the offering of our Common Stock, we may grant to the underwriter(s) an option to purchase additional securities to cover over-allotments at the public offering price, with an additional underwriting commission, as may be set forth in an accompanying prospectus supplement. If we grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement for such Common Stock.

By Dealers

We may use a dealer to sell our Common Stock.

•	If we use a dealer, we, as principal, will sell our Common Stock to the dealer.

•	The dealer will then resell our Common Stock to the public at varying prices that the dealer will determine at the time it sells our Common Stock.

•	We will include the name of the dealer and the terms of our transactions with the dealer in the prospectus supplement.

•	Any discounts or concessions allowed or paid to dealers will be disclosed in the prospectus supplement and may be changed from time to time.

By Agents

We may designate agents to solicit offers to purchase our shares of Common Stock.

•	We will name any agent involved in offering or selling our Common Stock and any commissions that we will pay to the agent in the prospectus supplement.

•	Unless indicated otherwise in the prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

•	An agent may be deemed to be underwriters under the Securities Act of any of our Common Stock that they offer or sell.

By At the Market Offerings

To the extent that we make sales through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a sales agency financing agreement or other at-the-market offering arrangement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell our Common Stock through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell Common Stock on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any Common Stock sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our Common Stock. The terms of each such agreement will be set forth in more detail in the applicable prospectus supplement.

By Delayed Delivery Contracts

We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our Common Stock at the public offering price under delayed delivery contracts.

•

If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when payment will be demanded and Common Stock delivered under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions set forth in the prospectus supplement.

•	We will indicate in the prospectus supplement the commission that underwriters and agents soliciting purchases of our Common Stock under delayed delivery contracts will be entitled to receive.

By Direct Sales

We may directly solicit offers to purchase our Common Stock, and we may directly sell our Common Stock to institutional or other investors, including our affiliates. We will describe the terms of our direct sales in the prospectus supplement. We may also sell our Common Stock upon the exercise of rights which we may issue.

General Information

Our Common Stock is listed on the Nasdaq Global Select Market under the symbol “CTWS”. Shares of Common Stock sold pursuant to the registration statement of which this prospectus is a part will be, subject to official notice of listing, authorized for quotation and trading on the Nasdaq Global Select Market.

The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

In order to comply with the securities laws of certain states, if applicable, the securities offered by this prospectus may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities offered by this prospectus may not be sold unless such securities have been registered or qualified for sale in these states or an exemption from registration or qualification is available and complied with.

Underwriters, dealers and agents that participate in the distribution of our Common Stock may be underwriters as defined in the Securities Act, and any discounts or commissions they receive and any profit they make on the resale of the offered Common Stock may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement. We may indemnify agents, underwriters, and dealers against certain civil liabilities, including liabilities under the Securities Act, or make contributions to payments they may be required to make relating to those liabilities. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of business for which they will receive compensation.

Representatives of the underwriters or agents through whom our Common Stock is or may be sold may engage in over-allotment, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the offered Common Stock so long as the stabilizing bids do not exceed a specified maximum.

Syndicate short covering transactions involve purchases of the offered Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative of the underwriters or agents to reclaim a selling concession from a syndicate member when the offered Common Stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate short covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on a national securities exchange and, if commenced, may be discontinued at any time.

The maximum consideration or discount to be received by any Financial Industry Regulatory Authority, or FINRA, member or independent broker dealer will not exceed 8% of the aggregate amount of the Common Stock offered pursuant to this prospectus and any applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is only part of a registration statement we have filed on Form S-3 with the SEC under the Securities Act and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document.

We are a public company, and file reports, proxy statements and other information with the SEC. A copy of our Form S-3 registration statement and the exhibits and schedules thereto may be inspected without charge at the public reference room maintained by the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of all or any portion of this registration statement and our other SEC filings may be obtained from this office upon payment of prescribed fees. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330 or (202) 551-8090. The SEC maintains a Web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

You may also obtain a copy of any of our SEC filings, at no cost, by writing or telephoning us at 1-800-428-3985, ext. 3016, by e-mail at kjohnson@ctwater.com, or by mail to Kristen A. Johnson, Vice President, Human Resources and Corporate Secretary, Connecticut Water Service, Inc., 93 West Main Street, Clinton, Connecticut 06413. Our internet web address is http://www.ctwater.com. Information contained on our Web site is not incorporated into this prospectus.

DOCUMENTS WE INCORPORATE BY REFERENCE

Our SEC file number is 000-08084. The SEC allows us to “incorporate by reference” the information we file with it. This means that we can disclose important information to you by referring you to other documents that contain the information. The information we incorporate by reference is considered to be a part of this prospectus and automatically updates and supersedes previously filed information.

We incorporate by reference the following filings and all of our subsequent filings made pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), between the date of this prospectus and the termination of the offering of shares of our Common Stock offered by this prospectus:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 14, 2012;

•

the portions of our proxy statement dated March 26, 2012 on Schedule 14A for our annual meeting of shareholders held on May 10, 2012 that have been incorporated by reference into our most recent Annual Report on Form 10-K;

•	Our quarterly report on Form 10-Q for the quarterly period ended March 31, 2012 filed with the SEC on May 10, 2012; and

•	Our current reports on Form 8-K filed with the SEC on January 3, 2012, May 15, 2012 and July 19, 2012.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may obtain any of these incorporated documents from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in such document, by requesting them from us in writing or by telephone as set forth above.

LEGAL MATTERS

The legality of issuance of the Common Stock offered hereby will be passed upon for the Company by Murtha Cullina LLP, Hartford, CT. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

1,475,000 Shares

Common stock

PROSPECTUS SUPPLEMENT

December     , 2012

Wells Fargo Securities

Baird

Janney Montgomery Scott

Boenning & Scattergood, Inc.

Brean Capital

Ladenburg Thalmann & Co. Inc.